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                                                                EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of BostonFed Bancorp, Inc. (the "Company") of our report, dated January 30, 1997, related to the consolidated balance sheets of the Company as of December 31, 1996 and 1995 and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ending December 31, 1996, which report is incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 1996. Our report refers to a change in the method of accounting for mortgage servicing rights.

                                        /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
March 28, 1997